EXHIBIT 10.9.4



                        AMENDMENT TO EMPLOYMENT AGREEMENT
                        ---------------------------------


          This Agreement, entered into on this 18th day of June, 2003 ("Amendment") by and between Scott Tarriff ("Executive") and Pharmaceutical Resources, Inc., a New Jersey corporation ("Resources"), is an amendment to that Employment Agreement entered into as of the 6th day of February, 2003 ("Employment Agreement"). This Amendment incorporates by reference the definitions and other terms contained in the Employment Agreement, unless otherwise specified herein.

                                    RECITALS

     A. WHEREAS, Executive is currently employed by the Employer pursuant to the Employment Agreement;

     B. WHEREAS, in light of the anticipated retirement of Resources Chief Executive Officer ("CEO") and Par Chairman of the Board ("Chairman") Kenneth Sawyer, the parties wish to secure continuity of business functions, and assure a smooth transition to a new CEO and Chairman to be appointed ("New CEO"); and

     C. WHEREAS, to accomplish these goals, the parties desire to amend certain provisions of the Employment Agreement, and their respective rights and obligations thereunder during and after such transition.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

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     1. PERIOD OF MUTUAL COMMITMENT TO EMPLOYMENT. Employer and Executive agree that for a period of (i) nine (9) months following the date of the Amendment, or
(ii) four (4) months after the commencement of the service of a New CEO, whichever is greater ("Commitment Period"), Employer shall not exercise its rights under Section 3.2.5 of the Employment Agreement to terminate the Employment Term Without Cause, and Executive shall not exercise his rights under
Section 3.2.2 of the Employment Agreement to terminate the Employment Term Without Cause, or under Section 3.2.6(ii) of the Employment Agreement upon the Employer's material breach. Unless otherwise agreed in writing by the parties hereto, the Commitment Period shall not exceed one (1) year from the date of this Amendment.

     2. DUTIES DURING AND AFTER THE COMMITMENT PERIOD. Executive's duties following the execution of this Amendment shall include, in addition to his duties under the Employment Agreement (unless otherwise directed): (i) to assist in the search for and hiring of a New CEO, as directed by the Independent Directors of the Board, or their designated Lead Director ("Lead Director");
(ii) to assist in effecting an orderly transition of all Par and Resources business to the New CEO following his or her hire by the Employer; (iii) to take direction from and to report fully and regularly to the Lead Director as requested, on all matters related to business transactions, operations, finances, and any other matters material to Par and/or Resources, within Executive's purview or knowledge; and (iv) to carry out such other or different duties as may from time to time be directed by the Lead Director or the New CEO.

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     3. ELECTION BY EITHER PARTY TO SEPARATE UPON CONCLUSION OF THE COMMITMENT
PERIOD. At the conclusion of the Commitment Period, and for a period of up to two (2) months thereafter ("Separation Period"), either Executive or Employer may, upon no less than fifteen (15) days prior written notice to the other specifying the Date of Termination, elect to terminate the Employment Term for any reason or no reason ("Election to Separate"). In the event either party exercises its Election to Separate during the Separation Period, and only in such event, Employer's obligations to Executive shall be exclusively as set forth in Section 3 hereof.

          3.1. SEVERANCE AMOUNT AND RELEASE. In the event of an Election to Separate under Section 3 hereof by either party, and only in such event, and subject to the provisions of Section 7 hereof, Employer shall pay to Executive, in lieu of any other bonus or severance pay, the Severance Amount of $1 million, in twelve (12) equal installments over the course of one (1) year from the Date of Termination, in accordance with Employer's regular payroll practices. As a condition of payment of such Severance Amount by Employer, Executive shall execute a General Release of All Claims against Employer, its parent corporations, subsidiaries and affiliates, successors and assigns, and their respective Directors, Officers, agents and employees, in a form satisfactory to Employer and Executive.

          3.2. STOCK OPTIONS. In the event of an Election to Separate under
Section 3 hereof by either party, and only in such event, Stock Options which were granted to Executive up to and including the Date of Termination and which had not vested as of the Date of Termination (the "Unvested Options"), shall be

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permitted to vest (except as otherwise provided herein) in accordance with the schedule attached hereto as "Schedule A", which shall supersede the existing vesting schedules for the Unvested Options; provided, that the relevant stock option plan remains in effect and such stock options shall not have otherwise expired in accordance with the terms thereof. In connection herewith, Employer agrees to use commercially reasonable efforts to amend Executive's Stock Option Agreements, if necessary to effectuate the provisions of this Section 3.2. In the event Executive breaches his obligations under Sections 5 or 6 hereof, or receives notice terminating his stock options pursuant to Section 7 hereof, all unexercised Options, whether vested or unvested, shall terminate immediately and be of no further force and effect.

          3.3. OTHER PAY AND BENEFITS. In the event of an Election to Separate under Section 3 hereof by either party, the Employer shall pay to Executive, in a single lump-sum, an amount equal to any unpaid but earned Base Salary through the Date of Termination, and shall reimburse Executive for any unpaid expenses incurred prior to the Date of Termination pursuant to Section 2.5.1 of the Employment Agreement, in accordance with the Employer's reimbursement policies. Executive may elect to receive health care continuation coverage pursuant to COBRA, if applicable, and Employer will reimburse Executive the cost of such coverage for a period of up to twelve (12) months following his separation from employment by Election to Separate. Nothing herein shall prevent consideration

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by the Employer's Compensation Committee of any discretionary bonus for
Executive.

          3.4. EXCLUSIVE RIGHTS. Executive's rights under this Section 3 are Executive's sole and exclusive rights against Employer and Employer's sole and exclusive liability to Executive under this Amendment, whether in contract, tort or otherwise, with respect to any termination of the employment relationship or rights arising under or related to the employment relationship. Executive covenants not to sue or assert any claim, demand or cause of action against Employer for any sums other than those specified in this Section 3. If Executive breaches this covenant, Employer shall be entitled to recover from Executive all sums expended by Employer (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action.

          3.5. EMPLOYER'S RIGHTS PRESERVED. Employer may terminate the Employment Term pursuant to Sections 3.2.4, 3.3 and 3.3.1 of the Employment Agreement, provided that such Termination is based on events, conduct, acts or omissions of Executive occurring or discovered after the date of this Amendment; and in such event, the rights and obligations of the parties shall be exclusively as set forth in the Employment Agreement, as amended hereby, and Executive shall not be entitled to the benefits provided in Sections 3.1 or 3.2 hereof.

          3.6. EFFECT OF NEITHER PARTY ELECTING TO SEPARATE. Should neither party issue a notice of Election to Separate prior to the conclusion of the Separation Period, Section 3 hereof shall expire, and the rights and obligations of the parties shall thereafter be governed by the Employment Agreement, as

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amended hereby, excluding Section 3 hereof.

     4. SIMULTANEOUS TERMINATION OF DIRECTORSHIP AND OTHER OFFICES. In the event of any action resulting in the termination of the Employment Term by either party for any reason, including an Election to Separate, Executive shall immediately tender his resignation from, and shall be deemed by Employer to have resigned from, any and all positions as Director, Officer or Fiduciary as to the Employer or any parent company, affiliate, or subsidiary thereof, or any benefit plan or other entity sponsored thereby.

     5. NON-COMPETITION AND PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS; NO SOLICITATION.

          5.1. EMPLOYER'S PROTECTIBLE INTEREST IN ITS CONFIDENTIAL INFORMATION. Executive acknowledges that he has been employed by Employer in executive and chief executive capacities since 1998. Executive acknowledges that, in those fiduciary capacities, he has been afforded unimpeded access to the Employer's trade secrets, intellectual property, business opportunities, confidences, business and strategic plans, methods of operation, formulas and formulations, research and development programs, and all other confidential, internal and proprietary information of the Employer (together, and as further defined below in this Section and Section 5.10 hereof, the "Confidential Information") upon which Employer's business is premised, and which Executive acknowledges is essential for Employer's business success. Executive further acknowledges that such Confidential Information includes and constitutes Trade Secrets and

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information not readily available to the general public, which would not have been disclosed to or learned of by Executive had he not been employed by the Employer in executive capacities and positions of trust. Executive acknowledges that the Confidential Information is a protectible interest of the Employer under applicable law.

               5.1.1. INTELLECTUAL PROPERTY. Executive acknowledges that, as part of Employer's confidences and trust reposed in him, he has been afforded unimpeded access to Employer's Intellectual Property. As used herein "Intellectual Property" shall mean and include all research and development, patent applications, patent research and development strategies and planning, protocols for design and approval of products, development plans for manufacturing, sites and raw materials, and all other or related intellectual property of Employer or generated on Employer's behalf or for its benefit with or through others. Executive further acknowledges that all such Intellectual Property is valuable property of Employer, not of Executive, and constitutes Confidential Information and Trade Secrets in which Employer has a protectible interest under applicable law.

               5.1.2. BUSINESS RELATIONSHIPS WITH THIRD PARTIES. Executive acknowledges that, in significant part, Employer conducts its business and intends to conduct future business through business relationships with third parties such as agents, contractors, vendors, business partners or affiliates, or joint-venturers who, with Employer or on its behalf or for its benefit, engage, inter alia, in research and development, patent strategy or applications, manufacturing, distribution, or similar business enterprises

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significant to Employer's business ("Third-Party Relationships"). Executive agrees that the work product and content of Employer's business plans, relationships, financial arrangements, product development and business confidences involved in the Third Party Relationships, and those planned for or engaged in the future, are Confidential Information in which Employer has a protectible interest under applicable law.

          5.2. UNIQUE CHARACTER OF EXECUTIVE'S POSITION. Executive further acknowledges that his duties for the Employer in executive and chief executive capacities are and were of a special, unique, extraordinary and intellectual character which placed him in a position of trust and responsibility for the Employer in relation to its specialized business, including, without limitation, trust and responsibility relating to conceptualization and/or implementation of the Employer's marketing and sales strategies, business relationships developed by Executive with the clients and potential clients of Employer, public and investor communications, strategic plans, business targets, projects, partners, and product developments in the unique aspects of the pharmaceutical and generic pharmaceutical business conducted by Employer. Therefore, Executive acknowledges that each of the restrictions set forth in Section 5.4 below are reasonable and necessary to protect the Employer from unfair competition by any party using or seeking to use the Employer's Confidential Information and Trade Secrets, or using or seeking to use the Executive's unique skills and knowledge acquired with and for the Employer, or his position of trust with the Employer, to the

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Employer's disadvantage.

          5.3. NATIONAL AND INTERNATIONAL SCOPE OF BUSINESS. Executive acknowledges that Employer's business includes manufacture, distribution and/or sale on its own behalf and through Third Party Relationships, is nation-wide in scope among the fifty United States, and also includes Israel and other locations or markets in which Employer has or is developing a Market Presence, as hereafter defined. Accordingly, Executive acknowledges that the restrictions set forth in Sections 5.4 and 5.4.1 below are reasonable in their national and international scope and geographic territory.

          5.4. COVENANT NOT TO COMPETE. Executive agrees that, at all times during his employment by Employer, and for a period of not less than ONE (1) YEAR from the date such employment relationship is terminated, irrespective of the reason for the termination of the employment relationship, EXECUTIVE SHALL NOT, directly or indirectly, on his own behalf or for his own benefit, or on behalf of or for the benefit of another (other than the Employer), own, operate, manage, engage in, participate in, be employed by, affiliate with, or provide material assistance to, contract for services for or with, render advice or services to or otherwise assist in any capacity, directly or indirectly (whether as an officer, director, partner, agent, investor, consultant, contractor, employee, equityholder, lender, counselor, or otherwise) any Competitive Enterprise, as defined in Section 5.4.1. below. Nothing herein shall prevent Executive from owning up to 2% of publicly traded securities in a Competitive Enterprise.

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               5.4.1. DEFINITION OF COMPETITIVE ENTERPRISE AND GEOGRAPHIC
TERRITORY COVERED. As used herein, and notwithstanding anything to the contrary in the Employment Agreement, the term "Competitive Enterprise" means and includes any person, association, business, or entity: (a) that manufactures, markets, licenses, distributes, contracts for the sale of, or sells (or causes to be manufactured, marketed, licensed, distributed, contracted for or sold through others) any product, that competes with, or is developing any product that is intended to compete with (i) any product manufactured, marketed, distributed, licensed, contracted for sale or sold by Employer or through its Third Party Relationships, or (ii) any product which the Employer has developed, targeted for development, or is developing for manufacture, marketing, license, distribution, contract, or sale and which is projected to reach the wholesale or retail market within five (5) years of the date of this Amendment (each, a "Competitive Product"); or (b) that obtains finished goods, source materials, or research and development (i) from any source or supplier with whom Employer regularly does business ("Employer Source"), or (ii) to formulate any Competitive Product. The geographic territory covered by the term "Competitive Enterprises" includes any such person, association, business or entity (a) doing business in the United States or in Israel or any other location or market in which the Employer has a Market Presence (defined as more than de MINIMUS gross revenue as to any product line or business of Employer as of the Date of Termination), whether or not through a Third Party Relationship, or (b) obtaining finished goods, source materials, or resources and development for a

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Competitive Product in any location or market in which Employer does so, or from any Employer Source, wherever located; and includes any person, association, business or entity, (c) outside the United States or Israel which manufactures, markets, licenses, contracts for, distributes or sells (or causes to be manufactured, marketed, licensed, contracted for, distributed or sold through others) any Competitive Product, or engages in the development of any Competitive Product intended to be manufactured, distributed, licensed, contracted for or sold in the United States, Israel or any other location or market in which Employer has a Market Presence.

          5.5. COVENANT NOT TO SOLICIT SUPPLIERS AND OTHERS. Executive SHALL NOT, while employed by Employer and for a period of TWO (2) YEARS following the Date of Termination of the employment relationship for any reason, directly or indirectly solicit or divert (or seek to divert) or entice away, for the benefit of Executive or any other person or entity, or cause (or attempt to cause) or persuade in any manner to cease doing business with Employer or reduce its level of business with Employer, any Third Party Relationship, client, supplier, vendor, contractor, business partner, licensee, licensor, agent or investor, or supplier of source materials or finished goods, product lines or research, who was doing business with Employer at any time within 12 months prior to the Date of Termination, or who was actively engaged in discussions in contemplation of any such business relationship during such period. During the above-referenced 2-year period, Executive may not accept business from any of the above-referenced entities where doing so would have the effect of diverting

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Employer's existing business, or would have the effect of reducing its existing level of business with such entities.

          5.6. COVENANT NOT TO HIRE OR SOLICIT EMPLOYEES. Except with the express written permission of Employer, Executive SHALL NOT, while employed by Employer and for a period of TWO (2) YEARS following the date of termination of the employment relationship for any reason, directly or indirectly hire, retain or engage, or offer to hire, retain or engage, or solicit for employment or other retention or engagement of services, or otherwise induce to leave Employer, for the benefit of Executive or any other person or entity, any employee, consultant or contractor who is then employed by or engaged by Employer or was so employed or engaged as of the Date of Termination.

          5.7. TOLLING DURING PERIODS OF VIOLATION. The parties agree that, in the event Executive violates any of the provisions of Sections 5.4, 5.5 or 5.6 hereof during the time periods of restriction set forth respectively therein, any such period of restriction shall be tolled for the duration of such violation, and the applicable period of restriction shall not expire, and shall be extended for a period of time commensurate with the duration of the violation.

          5.8. GOODWILL. Executive acknowledges that, through and solely as a result of his employment by Employer, he has acquired a continuing equity stake in the Employer's business in the form of substantial and valuable stock options granted by Employer, portions of which grants have been exercised by Executive to his significant economic advantage. Accordingly, solely for purposes of enforcement of the covenants contained in this Section 5, Executive agrees to be

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deemed and regarded under applicable legal precedent as if he were in the same position as a seller of a business interest and goodwill appurtenant thereto.

          5.9. APPLICATION IRRESPECTIVE OF REASON FOR TERMINATION OF EMPLOYMENT. In light of the acknowledgements set forth in Sections 5.1, 5.2, 5.3 and 5.8 of this Section, and notwithstanding anything to the contrary in the Employment Agreement, the parties agree that the provisions of this Section 5 shall apply in the event of Executive's termination or separation from employment, whether by Employer or Executive, whether for cause or without cause, or for any other reason or asserted reasons.

          5.10. CONFIDENTIAL INFORMATION FURTHER DEFINED; DISCLOSURE PROHIBITED. For purposes of this Amendment, "Confidential Information" shall be defined as set forth in Section 4.1 of the Employment Agreement, and as further set forth in Section 5.1 hereof. Without limiting the foregoing, Confidential Information shall include all information related to products targeted for development by Employer, subjects of research and development, projected launch dates, FDA protocols, projected dates for regulatory filing, consumer studies, market research, clinical research, business plans, content of the New Product Planning Committee ("NPP") meetings, planned expenditures, profit margins, strategic evaluation plans and initiatives, and those commissioned by Employer through outside vendors or consultants, such as IBM, Cap Gemini and LEK, and the content of all business and strategic planning conducted with or through Third Party Relationships. Executive's obligation not to disclose Confidential Information

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shall be as set forth in Section 4.2 of the Employment Agreement, and shall include but not be limited to his obligation not to place himself in any business position in which use or disclosure of Employer's confidences would be likely, expected or inevitable, for his own benefit or the benefit of any other person or entity.

               5.10.1. LISTING OF ALL PRODUCTS IN DEVELOPMENT, THIRD PARTY RELATIONSHIPS, AND OTHERS. Not later than thirty (30) days from the date hereof, Executive shall produce, in a form acceptable to the Lead Director, a comprehensive listing of all (i) Employer's products and potential products in development, (ii) products under consideration for potential manufacture, marketing, licensing, contracting for, distribution or sale, whether or not through Third Party Relationships, (iii) Third Party Relationships engaged in during the preceding two (2) years and all such prospective relationships (including a brief description of their nature), and (iv) patent research and strategic planning related to patents, their expiration or avoidance, engaged in or commissioned during the previous two (2) years (and a brief description of their nature). Executive shall include such other or related information or description as may be required by the Lead Director to assure the comprehensiveness of the listing and to facilitate its understanding. Executive shall update the listing no less than quarterly, or as otherwise requested, and in addition, as of his separation from employment for any reason. Employer shall acknowledge receipt of each list. The contents of the listing shall form part of the description of items which are included in Confidential Information protected from disclosure by Executive under this Amendment.

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          5.11. INJUNCTIVE RELIEF. All of the parties' covenants and Employer's rights to specific enforcement, injunctive relief, and other remedies as set forth herein and in Section 4.6 of the Employment Agreement, shall apply in the event of any breach or threatened breach by Executive of any of the provisions of this Section 5, or of Section 4 of the Employment Agreement, without the requirement of posting a bond or other security in connection with any such application for specific performance or injunctive relief, which is hereby waived. The parties further agree that any action concerning alleged breach of
Section 4 of the Employment Agreement or Section 5 of this Amendment shall not be brought or addressed in arbitration, and the existence of any demand for arbitration or pendency of any dispute in arbitration under the Employment Agreement shall not be a basis to delay or defer adjudication by a Court of any demand for specific performance, injunctive relief, or other remedies in relation to any alleged breach of Section 4 of the Employment Agreement or
Section 5 of this Amendment. In connection with any such action, the parties agree that the Court may sever any provision or portion thereof of Section 4 of the Employment Agreement or Section 5 of this Amendment which is contrary to law, void or otherwise unenforceable, and that the remainder shall survive unaffected, and further, that such Court may reform or limit any such void or unenforceable provision to give maximum lawful effect to the covenants of non-competition and non-disclosure of Confidential Information contained herein and in the Employment Agreement.

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          5.12. EMPLOYER DEFINED. For purposes of Section 5 hereof and Section 4 of the Employment Agreement, "Employer" shall mean and include Resources, Par, FineTech, and any parent corporations, affiliates, subsidiaries, joint ventures and related entities thereof.

     6. NO DISPARAGEMENT. During or after the Employment Term, Executive shall not disparage the former CEO or Chairman, the New CEO, or any proposed New CEO, nor make any statement or publication tending to disparage, impugn or injure the good name and reputation or business interests of the Employer or its products, services, past or present officers, directors or employees regardless of the perceived truth of such statement or publication, except as may be necessary exclusively on an internal basis to conduct in good faith the personnel and business affairs of Employer.

          6.1. COMPLIANCE WITH LISTING OBLIGATIONS. Executive shall accurately and comprehensively list all items set forth in Section 5.10.1. as set forth therein, and shall certify the accuracy and completeness thereof.

          6.2. CONTINUED COOPERATION. Executive shall, during and after the conclusion of his employment relationship for any reason, cooperate fully with Employer with respect to any internal or external agency or legal investigation (whether FDA, SEC, or otherwise), lawsuits, financial reports, or with respect to other matters within his knowledge, responsibilities or purview with Employer. Employer will pay a reasonable per diem for post-termination services rendered by Executive in compliance herewith, based on Executive's last base salary and time reasonably expended by him. Executive shall execute all lawful

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documents reasonably necessary to Employer to secure or maintain its
Intellectual Property, Confidential Information, or other business requirements.

          6.3. RETURN OF DOCUMENTS AND PROPERTY. Executive shall, upon the conclusion of the employment relationship for any reason, participate in an exit interview, and shall deliver promptly to Employer all documents, records, files, customer or client materials, computer files or discs, and Confidential Information fixed in any tangible medium of expression, together with all computers and harddrives, Employee identification cards, Employer credit cards, keys, and any other physical property of Employer.

     7. CONDITIONS PRECEDENT FOR VESTING OF STOCK OPTIONS AND PAYMENT OF SEVERANCE. Executive's continued compliance with the terms of Sections 5 and 6 of this Amendment and Section 4 of the Employment Agreement shall be a mandatory condition precedent to the vesting and exercise of Stock Options pursuant to
Section 3.2 hereof and to the payment of the Severance Amount or any portion thereof as set forth in Section 3.1 hereof.

          7.1. OTHER MATTERS. Should Employer learn of or discover, after the date of this Amendment, the existence of events, conduct, acts or omissions on the part of Executive, not previously known to Employer, that would have constituted grounds for termination of the Employment Term for Cause under
Section 3.2.5 of the Employment Agreement had they been discovered during the Employment Term, Employer shall notify Executive of same and upon the tendering

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of such notification, all unexercised Stock Options granted to Executive, whether vested or unvested, shall terminate immediately and be of no further force or effect; and all further obligations of Employer to pay the Severance Amount shall likewise cease.

          7.2. EXECUTIVE'S ACTIONS CAUSING RESTATEMENT OF FINANCIAL STATEMENTS OR REPORTS. Should any act or omission of Executive, or any person under Executive's direct supervision, during the Employment Term, materially contribute to Employer being caused to restate or amend any of its Financial Statements, reports or disclosures at any time to reflect a material change in its financial condition (irrespective of whether such act, omission or supervision by Executive would have constituted Cause for termination under the Employment Agreement), Employer will so notify Executive, and upon the tendering of such notice, all unexercised Stock Options granted to Executive, whether vested or unvested, shall terminate immediately and be of no further force or effect, and all further obligations of Employer to pay the Severance Amount shall likewise cease. This provision shall not apply where the acts, omissions, or supervision of Executive that materially contributed to the restatement or amendment were disclosed to the Audit Committee of the Board of Directors and Executive has made reasonable efforts to disclose same to the Certified Public Accountants then auditing Employer's financial statements, reports and disclosures, and were explicitly acknowledged and acquiesced in by them.

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          7.3. REMEDIES ARE CUMULATIVE. Nothing in this Section 7 shall limit or restrict Employer from pursuing or obtaining any other remedies which may be available to it in law, contract or otherwise, in addition to the remedies set forth herein, in response to any improper conduct of Executive, or conduct in violation of the parties' agreements.

     8. NO ADDITIONAL STOCK OPTIONS GRANTED; NO ASSIGNMENT OF OPTIONS. Notwithstanding anything in the Employment Agreement or any other agreement to the contrary, unless the parties otherwise specify in writing hereafter, no further grant of Stock Options shall be made to Executive after the date hereof. No Stock Option granted to Executive by Employer at any time may be assigned by Executive to any other individual or entity.

     9. SECTION REFERENCES. References to any Section number herein shall mean and include all subsections thereof.

     10. RELATIONSHIP BETWEEN AMENDMENT AND EMPLOYMENT AGREEMENT. Except as amended herein, the Employment Agreement shall remain in full force and effect. In the event of a conflict between the Employment Agreement and this Amendment, the provisions of this Amendment shall govern.

     11. COUNTERPARTS. This Amendment may be signed in counterparts.

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     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties hereto effective as of the date first above written.

PHARMACEUTICAL RESOURCES, INC.                    SCOTT L. TARRIFF







By: /s/ MARK AUERBACH                         By:  /s/ SCOTT L. TARRIFF
    -----------------------------                  -----------------------------
        Name:  Mark Auerbach
        Title: Director

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                                   SCHEDULE A
                                   ----------

            VESTING SCHEDULE FOR OPTIONS FOLLOWING COMMITMENT PERIOD
            --------------------------------------------------------

1. Those Unvested Options which, pursuant to the previously existing vesting schedules for such Options, would have vested in the period after the Date of Termination up to and including the first anniversary of the Date of Termination, shall instead vest exclusively in the following two equal installments (with Options having the earliest previous vesting dates included in the first installment):

     (i) one-half (1/2) as of six months after the Date of Termination, or September 18, 2004, whichever is earlier; and

     (ii) one-half (1/2) as of the first anniversary of the Date of Termination.

2. Those Unvested Options which, pursuant to the previously-existing vesting schedules for such Options, would have vested after the first anniversary of the Date of Termination up to and including the second anniversary of the Date of Termination, shall instead vest exclusively in the following two equal installments (with Options having the earliest previous vesting dates included in the first installment):

     (i) one-half (1/2) as of six (6) months after the first anniversary of the Date of Termination; and

     (ii) one-half (1/2) as of the second anniversary of the Date of Termination.

3 Those Unvested Options which, pursuant to the previously existing vesting schedules for such Options, would have vested after the second anniversary of the Date of Termination, shall instead vest exclusively in the following two equal installments (with Options having the earliest previous vesting dates included in the first installment):

     (i) one-half (1/2) as of six (6) months after the second anniversary of the Date of Termination; and

     (ii) one-half (1/2) as of the third anniversary of the Date of Termination.

All such vesting and exercise shall be subject to the provisions of this Amendment.